UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): December 31, 2004

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

310 Velocity Way

Foster City, California 94404

(650) 513-7000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement

Effective January 1, 2005 Equinix, Inc. (“Equinix”) became obligated under an existing lease to take additional space adjacent to its IBX in Secaucus, New Jersey. Equinix does not intend to build-out or occupy this additional space in the future and, accordingly, has subleased this space to the existing tenant.

Item 2.02. Results of Operations and Financial Condition

The financial information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

*Please refer to the Equinix exit and restructuring discussion as disclosed in Item 2.05 below.

Item 2.05. Costs Associated with Exit or Disposal Activities

In light of the availability of fully built-out data centers in select markets at costs significantly below those costs Equinix would incur in building out new space, Equinix has made the decision to exit leases for excess space in Secaucus, New Jersey (as referenced above) as well as unimproved space on the floor above its Los Angeles IBX. As a result of the decision to exit these spaces, Equinix will incur a restructuring charge in the quarter ending December 31, 2004. Although the exact amount of the restructuring charge has not yet been quantified, Equinix estimates the restructuring charge could approximate from $15 to $20 million.

As a result of the sublease of the excess space in Secaucus, as well as the fact that Equinix has already been paying for the excess space in Los Angeles, Equinix believes this restructuring charge will have no negative impact on previously provided 2004 or 2005 financial guidance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: January 6, 2005	By:	/s/ RENEE F. LANAM
Renée F. Lanam
Chief Financial Officer